Exhibit 10.3

NOTICE OF RESTRICTED STOCK UNIT AWARD

DAILY JOURNAL CORPORATION
2024 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, capitalized terms used in this Notice of Fully Vested Stock Award (this “Notice of Grant”) shall have the same meanings ascribed to them in the Daily Journal Corporation 2024 Equity Incentive Plan (the “Plan”).

The Participant named below has been granted an award of restricted stock units (“RSUs”), subject to the terms and conditions set forth in the Plan, this Notice of Grant and the Restricted Stock Unit Agreement (including the Country Appendix) attached hereto as Annex A (the “RSU Agreement”). Each RSU represents the right to receive one share of Common Stock (a “Share”). The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

Participant Name: Steven Myhill-Jones

Address: 628 Transit Road, Victoria BC, Canada V8S 4Z5

Total Number of RSUs: 400

Grant Date: July 25, 2024

Vesting Commencement Date: July 25, 2024

Vesting: The RSUs shall become fifty percent (50%) vested on each of the first two anniversaries of the Vesting Commencement Date (each such date, a “Vesting Date”); provided that the Participant remains in Continuous Service through each such Vesting Date.

Settlement: Except as otherwise provided herein, each vested RSU shall be settled in Shares as soon as practicable following the applicable Vesting Date, but in all cases no case later than March 15 of the calendar year following the applicable Vesting Date.

Termination of Service:

If, prior to the final Vesting Date, the Participant’s Continuous Service terminates for any reason other than a termination by the Company without Cause, then all unvested RSUs shall be cancelled immediately after such termination and the Participant shall not be entitled to receive any payments with respect thereto. If Participant’s Continuous Service terminates prior to the final Vesting Date due to a termination by the Company without Cause, then the vesting of all unvested RSUs shall accelerate as of the date of such termination.

Term: The term of this RSU award is 10 years from the Grant Date.

No Dividends: The Participant’s account shall not be credited with any Dividend Equivalents with respect to the RSUs.

Miscellaneous:

The Participant understands that the RSUs are subject to the terms and conditions of both the Plan and the RSU Agreement, each of which are incorporated herein by reference. The participant has received and has had an opportunity to review the Plan and the RSU Agreement and agrees to be bound by all the terms and provisions of this Notice of Grant, the Plan and the RSU Agreement.

By the Participant’s acceptance hereof (whether written, electronic or otherwise), the Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, delivers in connection with this grant (including the Plan, the RSU Agreement, this Notice of Grant, account statements, prospectuses, prospectus supplements, annual and quarterly reports, and all other communications and information) whether via the Company’s intranet or the internet site of such third party or via email, or such other means of electronic delivery specified by the Company.

If the Participant wishes to reject this award, the Participant must so notify the Company’s stock plan administrator in writing to tu_to@dailyjournal.com no later than sixty (60) days after the Grant Date. If within such sixty (60) day period the Participant neither affirmatively accepts nor affirmatively rejects this award, the Participant will be deemed to have accepted this award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice of Grant, the RSU Agreement, and the Plan.

PARTICIPANT	DAILY JOURNAL CORPORATION

/s/ Steven Myhill-Jones	By:	/s/ Tu To
Steven Myhill-Jones	Name:	Tu To
	Title:	Chief Financial Officer

26 July 2024 | 17:47:23 BST		26 July 2024 | 14:09:25 PDT
Date	Date

ANNEX A

RESTRICTED STOCK UNIT AGREEMENT

DAILY JOURNAL CORPORATION
2024 EQUITY INCENTIVE PLAN

The Participant has been granted restricted stock units (“RSUs”), subject to the terms, restrictions and conditions of the Daily Journal Corporation 2024 Equity Incentive Plan, as amended from time to time (the “Plan”), the Notice of Restricted Stock Unit Award (the “Notice of Grant”) and this Restricted Stock Unit Agreement, including the Country Appendix (this “Agreement”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meanings given to them in the Plan.

Taxes.

Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different and applicable, his or her employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, he or she acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

Tax Withholding. In this regard, the Participant authorizes the Company, the Employer and its Affiliates, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with respect to all Tax-Related Items by one or a combination of the following:

withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or its Affiliates;

withholding Shares that otherwise would be issued to the Participant when the Participant’s RSUs are settled;

withholding from proceeds of the sale of Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

requiring the Participant to make a payment in cash or by check;

any other method of withholding approved by the Company and to the extent required by Applicable Laws or the Plan, approved by the Administrator; or

under such rules as may be established by the Administrator and in compliance with the Company’s code of ethics, if applicable; provided, however, that, unless otherwise determined by the Administrator, if the Participant is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be through a withholding of Shares under (ii) above.

The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for the Participant’s jurisdiction(s). If the maximum applicable rate for the Participant’s jurisdiction(s) is used in connection with the withholding methods described in (ii) or (iii) above, the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares as described in (ii) above, for tax purposes, the Participant will be deemed to have received the full number of Shares, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the Tax-Related Items.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

Rights as a Stockholder.

The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares underlying the RSUs unless, until and to the extent that (a) the Company shall have issued and delivered to the Participant the Shares underlying the vested RSUs and (b) the Participant’s name shall have been entered as a stockholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (a) and (b) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with Applicable Laws.

Incorporation by Reference, Etc.

The provisions of the Plan and the Notice of Grant are hereby incorporated herein by reference. Except as otherwise expressly set forth herein or in the Notice of Grant, this Agreement and the Notice of Grant shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan. The Administrator shall have final authority to interpret and construe the Plan, the Notice of Grant and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. Without limiting the foregoing, the Participant acknowledges that the RSUs and any Shares acquired upon settlement of the RSUs are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of the RSUs and any Shares acquired upon settlement of the RSUs.

Compliance with Applicable Laws.

The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all Applicable Laws. The Administrator shall have the right to impose such restrictions on the RSUs as it deems reasonably necessary or advisable under applicable Federal or non-U.S. securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky, state securities or non-U.S. exchange control or other laws applicable to such Shares. It is expressly understood that the Administrator is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Administrator or the Company determines are reasonably necessary to comply with all Applicable Laws in exercising his or her rights under this Agreement.

Nature of Grant. By accepting the RSUs and participating in the Plan, the Participant acknowledges, understands and agrees that:

●    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

●    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

●    all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

●    the RSUs grant and the Participant’s participation in the Plan shall not create a right to an employment or other service relationship with the Company or any right to Continuous Service;

●    the Participant is voluntarily participating in the Plan;

●    unless otherwise agreed with the Company in writing, the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;

●    the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

●    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and

●    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Continuous Service or pursuant to Section 6 of this Agreement.

Clawback.

The RSUs and/or the Shares acquired upon settlement of the RSUs shall be subject (including on a retroactive basis) to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by the Company’s Clawback Policy or Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Miscellaneous.

Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

Amendment. The Administrator at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

Waiver. Any right of the Company or its Affiliates contained in this Agreement may be waived in writing by the Administrator. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Administrator may, in its sole reasonable discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 7(d) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs or the Shares underlying the RSUs will not be subject to interest and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Participant is a “specified employee” (within the meaning of the Company’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A of the Code will be made as soon as practicable following the first business day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of the Participant’s death.

General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by nationally recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

●	if to the Company, to:

Daily Journal Corporation
915 East First Street
Los Angeles, CA 90012

Attention: Chief Financial Officer

●

if to the Participant, to the Participant’s home address on file with the Company. Notices may also be delivered to the Participant through the Company’s e-mail system, at any time he or she is employed by or providing services to the Company or any of its Affiliates.

All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested. Notices delivered to the Participant through the Company’s e-mail system shall be deemed to have been delivered when sent to the Participant’s Company e-mail address.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Insider Trading/Market Abuse. The Participant acknowledges that, depending on the applicable jurisdictions, including the United States and the Participant’s jurisdiction, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares (e.g., phantom awards, futures, Dividend Equivalents) during such times as the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow Service Providers. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s code of ethics.

Fractional Shares. In lieu of issuing a fraction of a Share, if applicable, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

Beneficiary. To the extent permitted by the Administrator, the Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no beneficiary is designated (or permitted to be designated), if the designation is ineffective, or if the beneficiary dies before the balance of the Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, the Participant’s beneficiary shall be determined under applicable state (or other) law if such state (or other) law does not recognize beneficiary designations under Awards of this type and is not preempted by laws which recognize the provisions of this Section 7(l).

Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company or any of its Affiliates and their successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

Limitation of Liability. The Participant agrees that any liability of the officers, the Committee, the Board and the Administrator to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

Governing Law; Waiver of Jury Trial. This Agreement will be governed by, and construed in accordance with, the laws of the State of South Carolina, as such laws are applied to contracts entered into and performed in such State. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

Signature and Acceptance. This Agreement shall be deemed to have been accepted and signed by the Participant and the Company as of the Grant Date upon the Participant’s acceptance of the Notice of Grant (including online acceptance or deemed acceptance as set forth in the Notice of Grant).

Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

COUNTRY ADDENDUM TO

RESTRICTED STOCK UNIT AGREEMENT

The Company has granted to the Participant RSUs pursuant to the Plan. The award is subject to the terms and conditions set forth in the RSU Agreement and the additional provisions set forth herein (this “Country Addendum”). All capitalized terms not defined in this Country Addendum shall have the meanings ascribed to them in the Plan or the RSU Agreement, as applicable. For purposes of this Country Addendum, “Employer” means, to the extent Participant is not directly employed by the Company, the subsidiary or affiliate of the Company that employs Participant on the applicable date.

Additional Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the award granted to Participant under the Plan if Participant is employed and/or resides in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of the terms and conditions set forth in the RSU Agreement. If Participant is a citizen or resident of a country other than the one in which Participant is working and/or residing on the grant date of the award, transfers to another country after the award is granted, or is considered a resident of another country for local law purposes, the Company may determine, in its discretion, the extent to which the terms and conditions contained herein will apply to Participant and the RSUs.

Notifications

This Country Addendum also includes important information regarding certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 1, 2024. Such laws are often complex and change frequently. As a result, Participant should not rely on the information in this Country Addendum as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Participant vests in the RSUs, acquires Shares or sells Shares acquired under the Plan. In addition, the information contained in this Country Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Participant should seek appropriate professional advice as to how the applicable laws in Participant's country may apply to Participant's situation. Finally, if Participant is a citizen or resident of a country other than in which Participant is currently working and/or residing, transfers to another country after the RSUs have been granted, or is considered a resident of another country for local law purposes, the information in this Country Addendum may not apply to Participant in the same manner.

CANADA

Additional Terms and Conditions

Settlement of Award. Notwithstanding anything in the RSU Agreement or any discretion retained in the Plan to the contrary, the RSUs shall be settled in Shares only (and shall not be settled in cash).

Termination of Service.

The following provision supplements the section “Termination of Service” included in the Notice of Grant:

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, Participant’s Continuous Service (and right to vest in the RSUs under the Plan, if any), will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to a pro-rata vesting if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

Data Privacy Consent.

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information regarding Participant’s RSUs and Participant’s participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. Participant further authorizes the Company, the Company’s subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to disclose and discuss the Plan and Participant’s participation in the Plan with their advisors. Participant further authorizes the Company and the Company’s subsidiaries and affiliates to record information regarding Participant’s award and Participant’s participation in the Plan and to keep such information in Participant’s file. Participant acknowledges and agree that Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside of Canada, including to the U.S. If applicable, Participant also acknowledges and authorizes the Company, the Company’s subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.

Notifications

Securities Law Information. Subject to other any Company requirement or any agreement between the Company and Participant, Participant is permitted to sell Shares acquired upon the vesting and settlement of the RSUs through the designated broker appointed under the Plan, if any, provided, that in all cases, any resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Stock Market.

Foreign Asset/Account Reporting Information. Specified foreign property, including the RSUs, Shares acquired under the Plan, and other rights to receive shares of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the award must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because Participant holds other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily will equal the fair market value of the Shares at the time of acquisition, but if Participant owns other Shares, the ACB may need to be averaged with the ACB of the other Shares. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.

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